Exhibit 99.1

Game Your Game, Inc. Announces Direct Listing on Nasdaq - Common Stock to Begin Trading Under the Symbol “GYGY”

PALO ALTO, Calif. — July 30, 2026 — Game Your Game, Inc. (“GYGY” or the “Company”), an AI-powered sports performance technology company focused on the golf industry, today announces that the shares of the Company’s common stock, par value $0.001 per share, will begin trading today on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “GYGY”. The Company’s common stock CUSIP number is 364927103.

“Today marks a defining milestone for Game Your Game as we began trading on Nasdaq. A decade of data, a rebuilt product, and a community of golfers in more than 140 countries have brought us to this moment. As a public company, we’re focused on completing our commercial launch, scaling our subscriber base, and building on our GameGolf AI platform that we believe sets us apart from our competition,” said Soumya Das, Chief Executive Officer of Game Your Game, Inc.

GYGY has been part of the golfing industry since 2014. The Company’s previous platform has been used in over 140 countries, mapped more than 36,000 golf courses, tracked more than 3 million rounds, and captured an estimated number of more than 300 million shots.

Today, the Company’s technology consists of the GameGolf KZN AI™ platform. It is an integrated golf performance ecosystem of proprietary shot-tracking hardware and subscription-based software. Smart sensors on each club are designed to automatically detect and classify golf shots using embedded neural network technology, transmitting each shot event via Bluetooth to a GPS tracker that pins the shot to its exact location on the course, with no manual entry and no phone required. The companion GameGolf GPS app delivers real-time distances and a live scorecard, while the Company’s Performance Dashboard surfaces strokes-gained analytics, shot dispersion maps, and scoring trends. At the center of the platform is Smart Caddie, the Company’s AI-driven recommendation engine, which blends a player’s personal shot history and course context to suggest clubs, target lines, and expected scores in real time, with future plans to incorporate weather and elevation data into these recommendations as that capability is completed.

The Company operates within the sports technology market. In 2025, 48.1 million Americans played golf, and the R&A estimates over 108 million junior and adult golfers worldwide.

Advisors

Maxim Group LLC acted as exclusive financial advisor to the Company in connection with its direct listing on Nasdaq. Mitchell Silberberg & Knupp LLP acted as counsel to the Company.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. In particular, this communication is not an offer of securities for sale into the United States or any other jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

About Game Your Game, Inc.

Game Your Game, Inc. (Nasdaq: GYGY) is an AI-based sports performance tracking company focused on the golf industry. The Company develops and markets the GameGolf KZN AI™ platform — an integrated golf performance ecosystem of proprietary shot-tracking hardware and subscription-based software solutions. The platform leverages advanced GPS tracking, embedded neural network technology, and AI-powered analytics to provide golfers of all skill levels with real-time insights, on-course strategy recommendations, and personalized performance data. Game Your Game’s technology has been adopted by golfers in more than 140 countries, with over 36,000 golf courses mapped and an estimated number of more than 300 million shots tracked across the lifetime of its platforms. The Company is headquartered in Palo Alto, California.

For more information, visit www.gamegolf.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks and uncertainties, including, but not limited to, the Company’s expectations regarding the commencement of trading of its common stock on Nasdaq; the Company’s ability to transition from its beta commercialization stage to the full commercial launch of its KZN AI™ platform timely, the Company’s ability to compete effectively in the golf technology market, and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Registration Statement on Form S-1 (File No. 333-296763) (as amended, the “Registration Statement”), which was declared effective by the SEC on July 28, 2026, and the final prospectus filed with the SEC pursuant to Rule 424(b)(4) that forms a part of the Registration Statement, and other periodic and current reports filed with the SEC from time to time and available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this press release.

Investor Relations:

KCSA Strategic Communications

Phil Carlson, Managing Director

GYGY@KCSA.com